FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is effective as of the 1st day of October, 2004, by and between Bridges Investment Management, Inc., a Nebraska business corporation (the “Manager”), on behalf of the Bridges Investment Fund, Inc., a Nebraska business corporation (the “Fund”), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and serves as the investment manager of open-end management investment companies registered under the 1940 Act;

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of capital stock;

WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Manager desires to retain USBFS to provide fund sub-administration services for the Fund.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Sub-Administrator

The Manager hereby appoints USBFS as sub-administrator of the Fund on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall provide the following fund sub-administration compliance services for the Fund, including but not limited to:

A.  Financial Reporting:
(1)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and independent auditors.
B.  Compliance:

(1)	Blue Sky Compliance:

a.	Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states.
b.	Monitor status and maintain registrations in each state.
c.	Provide information regarding material developments in state securities regulation.

(2)	SEC Registration and Reporting:

a.	Assist Fund counsel in updating the Prospectus and SAI and in preparing proxy statements and Rule 24f-2 notices.
b.	Prepare and file annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices.
c.	Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	File shareholder reports under Rule N-CSR.
f.	Monitor sales of the Fund’s shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

3.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Manager shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Manager shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Manager is disputing any amounts in good faith. The Manager shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Manager is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Manager to USBFS shall only be paid out of the assets and property of the Fund.

4.	Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Manager or the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Manager shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Manager or Fund unless an unauthorized action was undertaken by an officer of the Fund that is also an employee of USBFS, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors.

USBFS shall indemnify and hold the Fund or Manager harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Fund or Manager may sustain or incur or that may be asserted against the Fund or Manager by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust or Manager shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

5.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Manager, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Manager.

Further, USBFS will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Fund’s shareholders to any third party unless specifically directed by the Manager or allowed under one of the exceptions noted under the Act.

6.	Sarbanes-Oxley Act Requirements

USBFS agrees to comply with all applicable laws and regulations in the performance of its services pursuant to this agreement, including without limitation, federal securities laws and the Sarbanes-Oxley Act. USBFS agrees to provide the Fund any records and certifications necessary for the Fund or the Manager to comply with the Sarbanes-Oxley Act, including within limitation disclosure controls and procedures adopted in accordance with the Sarbanes-Oxley Act. USBFS shall cooperate with the Fund, and its other service providers, as necessary by providing information to enable the officers of the Fund to execute any required certifications.

7.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year, provided that the parties agree that the Fee Schedule set forth in Exhibit B shall remain in effect for a period of three years. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

8.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Manager, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Fund and/or the Manager and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund and/or the Manager on and in accordance with its request.

9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Manager by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Manager, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Fund and/or Manager (if such form differs from the form in which USBFS has maintained, the Manager shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.

Sections 4, 5 and 9 shall survive termination of this Agreement.

11.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

12.	Data Necessary to Perform Services

The Manager or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

13.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

14.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Manager shall be sent to:

Bridges Investment Management, Inc.
8401 West Dodge Road
256 Durham Plaza
Omaha, Nebraska 68114

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

BRIDGES INVESTMENT MANAGEMENT, INC.	U.S. BANCORP FUND SERVICES, LLC
By: ______________________________	By: ______________________________
Joe D. Redwine
Title: _____________________________	Title: President
Date Signed: September 13, 2004	Date Signed: September 13, 2004

1

Exhibit A
to the
Fund Administration Servicing Agreement

Fund Names

Name of Series        Date Added

Bridges Investment Fund, Inc.